Exhibit (n)(6) under Form N-1A
Exhibit 99 under Item 601/Reg. S-K

CLASS F SHARES* EXHIBIT
TO
MULTIPLE CLASS PLAN
(REVISED 12/31/10)

1.           SEPARATE ARRANGEMENT AND EXPENSE ALLOCATION

For purposes of Rule 18f-3 under the Act, the basic distribution and shareholder servicing arrangement for the Class F Shares will consist of sales by financial intermediaries in consideration of the payment of the sales load (“dealer reallowance”). Financial intermediaries may also provide shareholder services and may receive shareholder service fees therefor. Additionally, the principal underwriter may pay up to 100 basis points (1.00%) of the public offering price to financial intermediaries as an advance commission on sales.  In consideration of advancing this payment, the principal underwriter will receive any contingent deferred sales charges paid upon redemption of Class F Shares and distribution service fees under the 12b-1 Plan on an ongoing basis.  In connection with this basic arrangement Class F Shares will bear the following fees and expenses:

Fees and Expenses	Maximum Amount Allocated Class F Shares
Sales Load	Up to 100 basis points (1.00%) of the public offering price
Contingent Deferred Sales Charge ("CDSC")	Up to 100 basis points (1.00%) of the share price at the time of original purchase or redemption, whichever is lower
Shareholder Service Fee	Up to 25 basis points (0.25%) of the average daily net asset value
12b-1 Fee	As set forth in the attached Schedule
Other Expenses	Itemized expenses incurred by the Fund with respect to holders of Class F Shares as described in Section 3 of the Plan

2.           CONVERSION AND EXCHANGE PRIVILEGES

For purposes of Rule 18f-3, Class F Shares have the following conversion rights and exchange privileges at the election of the shareholder:

Conversion Rights:	None
Exchange Privileges:	Class F Shares may be exchanged for Class F Shares of any other Fund.

In any exchange, the shareholder shall receive shares having the same aggregate net asset value as the shares surrendered.  Exchanges to any other Class shall be treated as a redemption and purchase.

* Formerly Fortress Class of Shares

3.           EXCEPTIONS TO BASIC ARRANGEMENTS

For purposes of Rules 22d-1 and 6c-10 under the Act, unless otherwise specified on the Schedule to this Exhibit, the scheduled variations in sales load and contingent deferred sales charges are as follows:

(A)      BASIC SALES LOAD SCHEDULE *

Purchase Amount:	Sales Charge as Percentage of Offering Price	Sales Charge as a Percentage of NAV
Less than $1 million	1.00%	1.01%
$1 million or greater	0.00%	0.00%

(B)      CDSC SCHEDULE

Unless otherwise indicated below, the Schedule of Contingent Deferred Sales Charges for each Fund is as follows:

Purchase Amount:	Shares Held:	Contingent Deferred Sales Charge:
Under $2 million	4 years or less	1.00%
$2 million but less than $5 million	2 years or less	0.50%
$ 5 million or greater	1 year or less	0.25%

(C)      REDUCING OR ELIMINATING THE SALES LOAD

Contingent upon notification to the Fund’s principal underwriter or transfer agent, in applying the exceptions set forth in this Section 3, the purchase amount shall take into account:

•
Discounts achieved by combining concurrent purchases of and/or current investment in Class A, Class B, Class C, Class F, and Class R Shares, made or held by (or on behalf of) the investor, the investor’s spouse, and the investor’s children under age 21 (regardless of whether the purchases or investments are made or held directly or through an investment professional or through a single-participant retirement account); provided that such purchases and investments can be linked using tax identification numbers (TINs), social security numbers (SSNs), or Broker Identification Numbers (BINs); and

•	Letters of intent to purchase a certain amount of Class F Shares within a thirteen month period.

(D)      WAIVER OF SALES LOAD

Contingent upon notification to the Fund's principal underwriter or transfer agent, no sales load will be assessed on purchases of Class F Shares made:

•	within 120 days of redeeming Shares of an equal or greater amount;
•	through a financial intermediary that did not receive a dealer reallowance on the purchase;
•	by shareholders who originally became shareholders of a Fund pursuant to the terms of an agreement and plan of reorganization which permits the shareholders to acquire shares at net asset value;
•	with reinvested dividends or capital gains;
•
by Directors, Trustees, employees, former employees and sales representatives of the Fund, the Adviser, the principal underwriter and their affiliates, employees of any investment professional that sells shares according to a sales agreement with the principal underwriter, by the immediate family members of the above persons, and by trusts, pension or profit-sharing plans for the above persons; and

•	pursuant to the exchange privilege.

(E)      WAIVER OF CDSC

Contingent upon notification to the Fund's principal underwriter or transfer agent, no CDSC will be imposed on redemptions:

•	(Class F Shares of Federated Capital Income Fund Only) as a shareholder who owned Shares on September 30, 1989;
•
following the death of the last surviving shareholder on the account or the post-purchase disability of all registered shareholder(s), as defined in Section 72(m) (7) of the Internal Revenue Code of 1986;

•	representing minimum required distributions from an Individual Retirement Account or other retirement plan to a shareholder who has attained the age of 70 1/2;
•	of Shares purchased within 120 days of a previous redemption of an equal or lesser amount;
•
of Shares held by Directors, Trustees, employees, former employees and sales representatives of the Fund, the Adviser, the principal underwriter and their affiliates, employees of any investment professional that sells Shares according to a sales agreement with the principal underwriter, by the immediate family members of the above persons, and by trusts, pension or profit-sharing plans for the above persons;

•	of Shares purchased through a financial intermediary that did not receive an advance commission on the purchase ;
•	of Shares purchased with reinvested dividends or capital gains;
•	imposed by the Fund when it closes an account for not meeting the minimum balance requirements;
•	of Shares which were purchased pursuant to an exchange privilege if the Shares were held for the applicable CDSC holding period; and
•
representing a total or partial distribution from a qualified plan, which would not include account transfers, rollovers, or redemptions for the purpose of reinvestment.  For these purposes, qualified plans would not include an Individual Retirement Account, Keogh Plan or custodial account following retirement.

SCHEDULE OF FUNDS
OFFERING CLASS F SHARES

The Funds set forth on this Schedule each offer Class F Shares on the terms set forth in the Class F Shares Exhibit to the Multiple Class Plan, in each case as indicated below.  The 12b-1 fees indicated are the maximum amounts authorized based on the average daily net asset value.  Actual amounts accrued may be less.

CLASS F SHARES SUBJECT TO THE BASIC LOAD SCHEDULE

Multiple Class Company Series	12b-1 Fee

Federated Equity Income Fund, Inc	0.25%

Federated Fixed Income Securities, Inc.: Federated Strategic Income Fund	0.05%

Federated Government Income Securities, Inc.	None

Federated Income Securities Trust: Federated Capital Income Fund Federated Muni and Stock Advantage Fund	0.05% None

Federated Investment Series Funds, Inc.: Federated Bond Fund	None

Federated Municipal Securities Fund, Inc.	None

Federated Municipal Securities Income Trust: Federated Municipal High Yield Advantage Fund Federated Ohio Municipal Income Fund	0.05% 0.40%

Federated World Investment Series, Inc.: Federated International High Income Fund	None

Money Market Obligations Trust: Federated Liberty U.S. Government Money Market Trust	None